Exhibit 99.1

NEWS RELEASE January 9, 2018

CONTACTS
Dan Schlanger, CFO
Ben Lowe, VP Corporate Finance
Crown Castle International Corp.
713-570-3050

Crown Castle Announces

Proposed Offering of Senior Notes

January 9, 2018 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) (“Crown Castle”) announced today that it is commencing a public offering of senior notes due 2023 and senior notes due 2028, in each case subject to market and other conditions. The notes will be issued by Crown Castle International Corp. Crown Castle intends to use the net proceeds from this offering to repay in full the Senior Secured Tower Revenue Notes, Series 2010-3, Class C-2020 issued by certain of Crown Castle’s subsidiaries and a portion of the outstanding borrowings under its existing revolving credit facility.

Citigroup, Credit Agricole CIB, RBC Capital Markets, SOCIETE GENERALE and TD Securities are the joint book-running managers of the offering.

The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”). The offering will be made only by means of a prospectus supplement and the accompanying base prospectus, copies of which may be obtained by contacting any joint book-running manager using the information provided below. An electronic copy of the preliminary prospectus supplement, together with the accompanying prospectus, is also available on the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are based on Crown Castle management’s current expectations. Such statements include plans, projections and estimates regarding the proposed offering, including the use of proceeds therefrom. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle and its results is included in Crown Castle’s filings with the SEC. The term “including,” and any variation thereof, means “including, without limitation.”

ABOUT CROWN CASTLE

Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 60,000 route miles of fiber supporting small cells and fiber solutions across every major US market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service – bringing information, ideas and innovations to the people and businesses that need them.

JOINT BOOK-RUNNING MANAGERS CONTACT INFORMATION

Citigroup Global Markets Inc. 1155 Long Island Avenue Edgewood, NY 11717 Attn: Broadridge Financial Solutions Toll-free: (800) 831-9146 Email: prospectus@citi.com	Credit Agricole Securities (USA) Inc. 1301 Avenue of the Americas New York, NY 10019 Attn: Fixed Income Syndicate Toll-free: (866) 807-6030

RBC Capital Markets, LLC 200 Vesey Street, 8th Floor New York, NY 10281 Toll-free: (866) 375-6829	SG Americas Securities, LLC 245 Park Avenue New York, NY 10167 Attn: High Grade Syndicate Desk Toll-free: (855) 881-2108 Email: us-glfi-syn-cap@socgen.com
TD Securities (USA) LLC 31 W. 52nd Street, 2nd Floor New York, NY 10019 Attn: Debt Capital Markets Toll-free: (855) 495-9846